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                                                                     Exhibit 3.3

                               FIRST AMENDMENT TO
                           PRENTISS PROPERTIES TRUST'S
                           AMENDED AND RESTATED BYLAWS

     This First Amendment to Prentiss Properties Trust's Amended and Restated Bylaws (the "Bylaws") hereby amends the Bylaws effective as of February 12, 2002 in the following respects:

     1. Article II, Section 4 is hereby deleted and replaced in its entirety with the following language:

          Section 4. NOTICE. Not less than ten nor more than 90 days before each
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     meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail or by presenting it to such shareholder personally or by leaving it at the shareholder's residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder's address as it appears on the records of the Trust, with postage thereon prepaid.

     2. Article II, Section 9 is hereby deleted and replaced in its entirety with the following language:

          Section 9. PROXIES. A shareholder may cast the votes entitled to be
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     cast by the shares of beneficial interest owned of record by the shareholder in person or by proxy executed by the shareholder or by the shareholder's duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Trust before or at the time of the meeting. No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.

Dated: April 2, 2002                          PRENTISS PROPERTIES TRUST


                                              By: /s/ Thomas F. August
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                                              Name: Thomas F. August
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                                              Title: President and CEO
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